EXHIBIT 23(j)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-32723 of Investors Mark Series Fund, Inc. on Form N-1A of our report dated February 21, 2005 incorporated by reference in the Statement of Additional Information and appearing in the Annual Report for the year ended December 31, 2004, and to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" also in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 25, 2005